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Exhibit 10.18

Millennium Pharmaceuticals, Inc.
Description of Non-Employee Director Compensation

        We do not pay directors who are also Millennium employees any additional compensation for their service as a director. We do pay our non-employee directors for their service as directors.

        Each year, the Board Governance Committee reviews the compensation we pay to our non-employee directors. The Committee compares our Board compensation to compensation paid to non-employee directors by similarly sized public companies in similar businesses. The Committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

        Below we show the rate of compensation that we pay to our non-employee directors effective January 1, 2005.

Cash Compensation

        Each director who is not an employee of Millennium receives:

Type of Fee	Amount	For each
Annual retainer:	$25,000	Year of service
Additional annual retainer for lead outside director:	$10,000	Year of service
Attendance:	$2,000	Board meeting attended in person
	$1,000	Board meeting attended by conference telephone
	$1,000	Board committee meeting attended in person
	$750	Board committee meeting attended by conference telephone

        Millennium also reimburses non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with their service as directors.

Stock Compensation

        Directors also participate in our 2000 Stock Incentive Plan. Under the option program for directors adopted by the Board, our non-employee directors receive stock option grants as follows:

	Number of shares	Granted in three installments on	Vesting Schedule
Initial Option Grant:	35,000	the date the director is first elected, one month later and two months later	vest on a monthly basis beginning one month from the date of election and become fully vested on the fourth anniversary of the date of election
Annual Option Grant:	15,000	May 1st, June 1st and July 1st of each year, prorated for service on the Board of less than one year	vest on a monthly basis beginning as of June 1st in the year granted and become fully vested on May 1st of the fourth year after the grant date
Committee Chair:	500	the dates of the annual option grant	same as annual grant
Lead Outside Director:	5,000	the dates of the annual option grant	same as annual grant

        Each option terminates on the earlier of ten years after the date of grant or the date 90 days after the option holder ceases to serve as a director or employee (or one year in the case of disability and three years in the event of death).

        Under the 2000 Plan, an option becomes fully vested in the event of the death of the director. The exercise price of options granted under the 2000 Plan is equal to the closing price of Millennium common stock as quoted on the NASDAQ stock market on the date of grant.

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  Exhibit 10.18